Exhibit 23.1

Francis J. Merkel, CPA

Joseph J. Quinn, CPA/ABV, CVA

Daniel J. Gerrity, CPA

Mary Ann E. Novak, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Current Report on Form 8-K/A of Peoples Financial Services Corp. of our report dated March 14, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report of Penseco Financial Services Corporation on Form 10-K for the year ended December 31, 2012.

/s/ McGrail Merkel Quinn & Associates

Scranton, Pennsylvania
February 10, 2014

An Independently Owned Member McGladrey Alliance / McGladrey

Clay Avenue Professional Plaza, 1173 Clay Avenue, Scranton, PA 18510 570 961-0345 Fax: 570 961-8650

www.mmq.com